Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“AGREEMENT”) is made as of December 10, 2020 by and between the WisdomTree Continuous Commodity Index Fund, a Delaware statutory trust (the “Target Fund”), and WisdomTree Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, WisdomTree Enhanced Commodity Strategy Fund (the “Acquiring Fund” and, together with the Target Fund, the “Funds”). WisdomTree Asset Management, Inc., a Delaware corporation (“WisdomTree Asset Management”) and WisdomTree Commodity Services, LLC, a Delaware limited liability company, are parties to this Agreement solely for purposes of Paragraphs 4.3 and 8.2 and Subparagraphs 4.1(j) and 4.1(m), respectively. All agreements, representations, actions and obligations described herein made or to be taken or undertaken by the Acquiring Fund are made and shall be taken or undertaken by the Trust on behalf of the Acquiring Fund.

This Agreement is intended to be and is adopted as an “agreement” as described in Treasury Regulation Section 1.351-1(a)(1) for purpose of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization will consist of the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund specified in Paragraph 1.3, and the distribution of the Acquiring Fund Shares to the holders of shares in the Target Fund of record determined as of the Valuation Time (as defined in Paragraph 2.5 herein) (the “Target Fund Shareholders”) in redemption of all outstanding shares of the Target Fund and in complete liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”) or, with respect to the liquidation of the Target Fund, in accordance with the applicable provisions of the Target Fund’s Declaration of Trust and Trust Agreement.

WisdomTree Commodity Services, LLC, the managing owner of the Target Fund (“Managing Owner”), has determined, with respect to the Target Fund, that participation in the Reorganization is in the best interests of the Target Fund. The Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust, has determined, with respect to the Acquiring Fund, that (1) participation in the Reorganization is in the best interests of the Acquiring Fund and its shareholders (“Acquiring Fund Shareholders”), if any, and (2) the interests of the Acquiring Fund Shareholders, if any, would not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

THE REORGANIZATION AND FUND TRANSACTIONS

1.1.    The Reorganization. Subject to the requisite consent of the Target Fund Shareholders and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Effective Time (as defined in Paragraph 3.1), the Target Fund shall assign, deliver and otherwise transfer the Assets (as defined in Paragraph 1.2) of the Target Fund to the Trust on behalf of the Acquiring Fund, and the Trust shall assume the Liabilities (as defined in Paragraph 1.3), if any, of the Target Fund on behalf of the Acquiring Fund. In consideration of the foregoing, at the Effective Time, the Trust shall, on behalf of the Acquiring Fund, deliver to the Target Fund full and fractional Acquiring Fund Shares. The Target Fund Shareholders will receive shares of the Acquiring Fund. The number of Acquiring Fund Shares to be delivered shall be determined as set forth in Paragraph 2.3.

1.2.    Assets of the Target Fund. The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all cash (other than cash that has been reserved to pay the Target Fund’s accrued liabilities), cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Target Fund at the Valuation Time (as that term is defined in Paragraph 2.5 herein), books and records of the Target Fund, and any other property owned by the Target Fund at the Valuation Time (collectively, the “Assets”).

1.3.    Liabilities of the Target Fund. The Target Fund will use commercially reasonable efforts to discharge all of its known liabilities and obligations, other than any accrued liabilities for which cash has been reserved, prior to the Effective Time, consistent with its obligation to continue to pursue its investment objective and strategies in accordance with the terms of its registration statement. The Acquiring Fund will assume all liabilities of the Target Fund not discharged prior to the Effective Time, if any, whether accrued or contingent, known or unknown (collectively, the “Liabilities”).

1.4.    Distribution of the Target Fund Shares. At the Effective Time (or as soon thereafter as is reasonably practicable), the Target Fund will distribute to the Target Fund Shareholders the Acquiring Fund Shares received from the Acquiring Fund pursuant to Paragraph 1.1 in complete liquidation of the Target Fund. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the records of the Acquiring Fund in the names of the Target Fund Shareholders. The aggregate net asset value of the Acquiring Fund Shares to be so credited to the Target Fund Shareholders shall be equal to the net asset value of the Target Fund (as determined below) at the Effective Time, and the net asset value of the Acquiring Fund Shares to be so credited to each Target Fund Shareholder shall be its share of those Acquiring Fund Shares. All issued and outstanding shares of the Target Fund will be canceled on the books of the Target Fund in a manner determined in accordance with the Declaration of Trust and Trust Agreement. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5.    Recorded Ownership of Acquiring Fund Shares. Ownership of Acquiring Fund Shares will be shown on the books of State Street Bank and Trust Company, the Acquiring Fund’s transfer agent.

1.6.    Filing Responsibilities of the Target Fund. Any reporting responsibility of the Target Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund. The Trust, on behalf of the Acquiring Fund, shall fully cooperate to the extent necessary or desirable for these responsibilities to be discharged.

ARTICLE II

VALUATION

2.1.    Net Asset Value of the Target Fund. The net asset value of the Target Fund shall be the net asset value computed as of the Valuation Time using the valuation procedures of the Acquiring Fund, but the net asset value of the Target Fund shall not include any amounts distributed on the date of the Valuation Time.

2.2.    Net Asset Value of the Acquiring Fund. The net asset value of the Acquiring Fund shall be the same as the net asset value of the Target Fund as computed in Paragraph 2.1.

2.3.    Calculation of Number of Acquiring Fund Shares. The number of shares of the Acquiring Fund to be issued (including fractional shares to at least the third decimal place, if any) in connection with the Reorganization shall be determined by dividing (x) the net asset value of the Target Fund computed in the manner and as of the time specified in Paragraph 2.1, by (y) the initial net asset value per share of the Acquiring Fund’s shares as established by the authorized officers of the Trust, on behalf of the Acquiring Fund, prior to the Effective Time.

2.4.    Determination of Value. All computations of value hereunder shall be made in accordance with the requirements of the 1940 Act, and shall be subject to confirmation by each Fund’s respective independent registered public accounting firm upon reasonable request of the other Fund. The Target Fund and the Acquiring Fund agree to use all commercially reasonable efforts to resolve prior to the Valuation Time any material pricing differences for prices of portfolio securities of the Target Fund which may arise from use of the valuation procedures of the Acquiring Fund.

2.5.    Valuation Time. The Valuation Time shall be the time at which the Acquiring Fund calculates its net asset values as set forth in its prospectus (normally the close of regular trading on the New York Stock Exchange (“NYSE”)) on the business day immediately preceding the Closing Date (as defined in Paragraph 3.1) (the “Valuation Time”).

ARTICLE III

CLOSING

3.1.    Closing. The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the principal office of WisdomTree Asset Management on or about December 21, 2020 or at such other place and/or on such other date as to which the parties may agree (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place immediately prior to the opening of business on the Closing Date unless otherwise provided herein (the “Effective Time”).

3.2.    Transfer and Delivery of Assets.

(a)    The Target Fund shall direct State Street Bank and Trust Company (the “Custodian”) for the Target Fund to deliver, at the Closing, a certificate stating that (i) the Assets were delivered in proper form to the Acquiring Fund at the Effective Time, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Target Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Managing Owner to the Custodian, as custodian for the Acquiring Fund. Such presentation shall be made for examination no later than five (5) business days preceding the Effective Time, and shall be transferred and delivered by the Target Fund as of the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Target Fund shall cause the Custodian to deliver to State Street Bank and Trust Company, as custodian for the Acquiring Fund, as of the Effective Time by book entry, in accordance with the customary practices of the Custodian and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, in which the Target Fund’s Assets are deposited, the Target Fund’s Assets deposited with such depositories. The cash to be transferred by the Target Fund shall be delivered by wire transfer of Federal funds at the Effective Time.

(b)     If the Custodian is unable to make delivery of the Assets at the Closing in the manner contemplated by this Paragraph 3.2 for the reason that any securities or other investments purchased prior to the Closing Date have not yet been delivered to the Target Fund or its broker, then the Acquiring Fund may, in its sole discretion, waive the delivery requirements of this Paragraph 3.2 with respect to said undelivered securities or other investments if the Target Fund has, by or at the Closing, delivered to the Acquiring Fund or the Custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by the Acquiring Fund or the Custodian, such as brokers’ confirmation slips.

3.3.    Share Records. State Street Bank and Trust Company shall deliver at the Closing a certificate stating that its records contain the names and addresses of the Target Fund Shareholders and the number of shares owned by each Target Fund Shareholder. The Acquiring Fund shall issue and deliver to the Target Fund prior to the Effective Time a confirmation evidencing that the appropriate number of Acquiring Fund Shares will be credited to the Target Fund Shareholders at the Effective Time, or provide other evidence satisfactory to the Target Fund as of the Effective Time that such Acquiring Fund Shares have been credited to the Target Fund’s accounts on the books of the Acquiring Fund.

3.4.    Postponement of Valuation Time. In the event that at the Valuation Time the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Target Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Managing Owner or the officers of the Trust, accurate appraisal of the value of the net assets of the Target Fund or the Acquiring Fund, respectively, is impracticable, the Valuation Time shall be postponed until the second business day after the day when trading shall have been fully resumed and reporting shall have been restored, or until such other date as mutually agreed upon by the parties in writing.

3.5.    Statement of Assets and Liabilities. The Target Fund will prepare and deliver to the Acquiring Fund on the second business day prior to the Closing Date an estimated preliminary statement of known assets and liabilities of the Target Fund as of such date for review and agreement by the Funds. The Target Fund will deliver at Closing: (i) an updated statement of known assets and liabilities of the Target Fund; and (ii) a list of the Target Fund’s portfolio assets showing the tax basis of each of the Target Fund’s assets by lot and the holding periods of such assets, each of (i) and (ii) as of the Valuation Time, and certified by the Managing Owner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1.    Representations and Warranties of the Target Fund. Except as has been disclosed to the Acquiring Fund in a written instrument executed by the Target Fund, the Target Fund represents and warrants to the Trust, on behalf of the Acquiring Fund, as follows:

(a)    The Target Fund is a statutory trust validly existing and in good standing under the laws of Delaware, with power under the Target Fund’s governing documents, as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)    The Target Fund is a commodity pool organized as a Delaware statutory trust. The Target Fund’s shares are registered with the Commission under the Securities Act of 1933, as amended (the “1933 Act”) and listed on NYSE Arca. Since the time the Target Fund commenced operations, the Target Fund has satisfied and will continue to satisfy through the Effective Time, in all material respects, the conditions for reliance on all such exemptions from registration.

(c)    No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act and such as may be required under state securities laws.

(d)    The prospectus and statement of additional information concerning the Target Fund and the annual report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”) and the quarterly and current reports filed by the Target Fund subsequent to the date of the 2019 Annual Report do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)    Immediately prior to the Effective Time, the Target Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Trust, on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act.

(f)    The Target Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Target Fund will not result, in (i) a violation of Delaware law or a material violation of the Target Fund’s Declaration of Trust and Trust Agreement, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Fund is a party or by which it is bound.

(g)    All material contracts or other commitments of the Target Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts and other similar instruments) will terminate without liability or obligation to the Target Fund on or prior to the Effective Time.

(h)    Except as otherwise disclosed to and accepted by the Trust, on behalf of the Acquiring Fund, in writing, no litigation or administrative proceeding or formal investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Target Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Target Fund knows of no facts which are reasonably likely to form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(i)    The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Target Fund at December 31, 2019 are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Target Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Target Fund required to be reflected on a balance sheet (including the notes thereto) prepared in accordance with GAAP as of such date and not disclosed therein.

(j)    Since December 31, 2019, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Target Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund in writing. For the purposes of this Subparagraph 4.1(j), a decline in net asset value per Partnership Interest due to declines in market values of securities held by the Target Fund, the discharge of the Target Fund’s liabilities, or the redemption of the Target Fund’s shares by the Target Fund Shareholders shall not constitute a material adverse change. The Managing Owner knows of no facts that are reasonably likely to form the basis of a conclusion that the Target Fund may incur a contingent liability in the future.

(k)    At the Effective Time, all Federal and other tax returns and other tax-related reports of the Target Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports, if any, shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted with respect to such returns.

(l)    All of the issued and outstanding shares of the Target Fund, at the time of Closing, be held by the persons and in the amounts set forth in the records of the State Street Bank and Trust Company, on behalf of the Target Fund, as provided in Paragraph 3.3. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Target Fund, nor is there outstanding any security convertible into any of the Target Fund’s shares.

(m)    The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Managing Owner, on behalf of the Target Fund, and, subject to the approval of the Target Fund Shareholders (only with respect to those obligations under this Agreement that are contingent on the Target Fund Shareholder approval), this Agreement will constitute a valid and binding obligation of the Target Fund enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(n)    The information to be furnished by the Target Fund for use in registration statements and other documents filed or to be filed with any Federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations thereunder applicable thereto; provided, however, that the representations and warranties of this

Subparagraph (n) shall not apply to statements in or omissions from such materials made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

(o)    All materials used in connection with obtaining the consent of the Target Fund Shareholders to the transaction contemplated by this Agreement will, through and at the Effective Time, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading; provided, however, that the representations and warranties of this Subparagraph (o) shall not apply to statements in or omissions from such materials made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

4.2.    Representations and Warranties of The Trust. Except as has been disclosed to the Target Fund in a written instrument executed by an officer of the Trust, the Trust, on behalf of the Acquiring Fund, represents and warrants to the Target Fund as follows:

(a)    The Acquiring Fund is a duly established series of the Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Trust Instrument and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)    At the Effective Time, the Trust will be registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act will be in full force and effect.

(c)    No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Trust on behalf of the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act, and the 1940 Act and such as may be required under state securities laws.

(d)    The prospectus and statement of additional information of the Acquiring Fund filed with the Commission on September 10, 2020 as part of the Trust’s registration statement on Form N-1A, as of its effective date and the Closing Date, will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and, as of its effective date and the Closing Date, will not include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)    At the Effective Time, the Trust, on behalf of the Acquiring Fund, will have good and marketable title to the Acquiring Fund’s assets, if any, free of any liens or other encumbrances.

(f)    The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Trust, on behalf of the Acquiring Fund, will not result, in (i) a violation of Delaware law or a material violation of the Trust’s Trust Instrument and By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Trust, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Trust, on behalf of the Acquiring Fund, is a party or by which it is bound.

(g)    Except as otherwise disclosed to and accepted by the Target Fund, in writing, no litigation or administrative proceeding or formal investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Trust, on behalf of the Acquiring Fund, or any of the Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. The Trust, on behalf of the Acquiring Fund, knows of no facts that are reasonably likely to form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(h)    The Acquiring Fund, prior to the Closing Date, will have not commenced operations or carried on any business activity, will have had no assets or liabilities and will have no issued or outstanding shares other than as described in Subparagraph 6.1(b) of this Agreement.

(i)    At the Effective Time, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof to the best of the knowledge of the Acquiring Fund, and no such return is currently under audit and no assessment has been asserted with respect to such returns.

(j)    Since its commencement of operations, the Trust has been registered at all times under the 1940 Act and, through such registration, the Acquiring Fund will meet the definitional requirement of Section 851(a) of the Code for qualification as a regulated investment company. The Acquiring Fund will be eligible to be, and intends to be, treated, as of the Closing Date and thereafter, as an investment company separate from any and all other series of the Trust.

(k)    The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of the Trust, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(l)    The Acquiring Fund Shares to be issued and delivered to the Target Fund, for the account of the Target Fund Shareholders, pursuant to the terms of this Agreement will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Trust, and will have been issued in every jurisdiction in compliance in all material respects with applicable registration requirements and applicable securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquiring Fund, nor is there outstanding any security convertible into any of the Acquiring Fund’s shares.

(m)    The information to be furnished by the Acquiring Fund for use in the registration statements, proxy materials and other documents filed or to be filed with any Federal, state or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations applicable thereto; provided, however, that the representations and warranties of this Subparagraph (m) shall not apply to statements in or omissions from such materials made in reliance upon and in conformity with information that was furnished by the Target Fund for use therein.

4.3.    Representation and Warranty of WisdomTree Asset Management. WisdomTree Asset Management represents and warrants to the Target Fund and the Trust, on behalf of the Acquiring Fund, that:

(a)    WisdomTree Asset Management is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has power to own all of its properties and assets and to carry on its business as it is now being, and as it is contemplated to be, conducted, and to enter into this Agreement and perform its obligations hereunder.

(b)    The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of WisdomTree Asset Management, and this Agreement will constitute a valid and binding obligation of WisdomTree Asset Management, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1.    Conduct of Business. The Acquiring Fund and the Target Fund each will operate its business in the ordinary course consistent with past practice (except as set forth in the certificate being provided by the Target Fund regarding the disposition of its appreciated assets immediately prior to the Effective Time) between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2.    Consent of the Target Fund Shareholders. The Target Fund will seek the consent of the Target Fund Shareholders to the transactions contemplated by this Agreement in accordance with its governing documents, as amended from time to time, and use its reasonable best efforts to take all other action reasonably necessary to obtain approval of the transactions contemplated herein.

5.3.    No Distribution of Acquiring Fund Shares. The Target Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.4.    Information. The Target Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Target Fund Shareholders.

5.5.    Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Target Fund will each use their respective reasonable best efforts to take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.6.    Assistance in Obtaining Shareholder Consent. The Acquiring Fund will provide the Target Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation of such materials as the Target Fund deems necessary, proper or advisable to obtain the consent of the Target Fund Shareholders to the transactions contemplated by this Agreement.

5.7.    Liquidating Distribution. As soon as is reasonably practicable after the Closing, the Target Fund will make a liquidating distribution to the Target Fund Shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8.    Best Efforts. The Acquiring Fund and the Target Fund shall each use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent set forth in Article VI to effect the transactions contemplated by this Agreement as promptly as practicable.

5.9.    Other Instruments. The Target Fund and the Trust, on behalf of the Acquiring Fund, each covenants that it will, from time to time, as and when reasonably requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm (a) the Target Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) the Trust’s, on behalf of the Acquiring Fund, title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.    Conditions Precedent to Obligations of the Target Fund. The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at the Target Fund’s election, to the following conditions:

(a)    All representations and warranties of the Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)    By the Closing Date, the Trust’s Board of Trustees and officers shall have taken all actions as are necessary under the 1933 Act, 1934 Act, 1940 Act and any other applicable federal or state laws for the Acquiring Fund to commence operations as a registered open-end management investment company, including, without limitation, approving and authorizing the execution of investment advisory contracts in the manner required by the 1940 Act and approving and authorizing the execution of such other contracts as are necessary for the operation of the Acquiring Fund.

(c)    The Trust, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Trust, on behalf of the Acquiring Fund, on or before the Effective Time.

(d)    The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with Paragraph 2.3.

(e)    The Trust, on behalf of the Acquiring Fund, shall have executed and delivered an assumption of the Liabilities, if any, and the Trust, on behalf of the Acquiring Fund, shall have executed and delivered all such other agreements and instruments as the Target Fund may reasonably deem necessary or desirable in order to vest in and confirm (i) the Target Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (ii) the Acquiring Fund’s assumption of all of the Liabilities, if any, and to otherwise carry out the intent and purpose of this Agreement.

6.2.    Conditions Precedent to Obligations of Acquiring Fund. The obligations of the Trust, on behalf of the Acquiring Fund, to complete the transactions provided for herein shall be subject, at the Trust’s election, to the following conditions:

(a)    All representations and warranties of the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)    The Target Fund shall have delivered to the Acquiring Fund a statement of assets and liabilities of the Target Fund on the second business day prior to the Closing Date, as referenced in Paragraph 3.5 of this Agreement, together with a list of the Target Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, certified by the Managing Owner. The Target Fund will deliver at the Closing: (i) an updated statement of assets and liabilities of the Target Fund; and (ii) a list of the Target Fund’s portfolio assets showing the tax basis of each of its assets by lot and the holding periods of such assets, each of (i) and (ii) as of the Valuation Time, and certified by the Managing Owner.

(c)    The Target Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Target Fund on or before the Effective Time.

(d)    The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with Paragraph 2.3.

6.3.    Other Conditions Precedent. If any of the conditions set forth in this Paragraph 6.3 have not been satisfied on or before the Effective Time, the Target Fund or the Trust, on behalf of the Acquiring Fund, shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

(a)    The Agreement and the transactions contemplated herein shall have been consented to by the Target Fund Shareholders in accordance with applicable provisions of the Target Fund’s governing documents, as amended from time to time, and applicable Delaware law, and evidence of such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, the Target Fund and the Trust, on behalf of the Acquiring Fund, may not waive the conditions set forth in this Subparagraph 6.3(a).

(b)    At the Effective Time, no action, suit or other proceeding shall be pending or, to the knowledge of the Target Fund or the Trust, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

(c)    All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Target Fund and the Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the Acquiring Fund, provided that either party hereto may for itself waive any of such conditions.

(d)    The Acquiring Fund, Target Fund and the Trust shall have received an opinion of Morgan, Lewis & Bockius LLP as to federal income tax matters substantially to the effect that, based on the facts, representations, assumptions stated therein and in certificates provided by the Acquiring Fund and the Trust and further conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(1)    The Acquiring Fund will recognize no gain or loss on its receipt of the assets held in the Target Fund’s account received in exchange for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

(2)    The Acquiring Fund’s basis in the assets received from the Target Fund will equal the basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(a) of the Code, provided, however, if the Target Fund’s aggregate adjusted tax bases of the assets being transferred to the Acquiring Fund exceeds the fair market value of such property immediately after the Reorganization, then the Acquiring Fund’s adjusted basis of such assets will not exceed the fair market value of such property immediately after the Reorganization pursuant to Section 362(e)(2)(A) of the Code provided, however, if the Target Fund takes the position that Proposed Treasury Regulation Section 1.475(a)-2 applies to the transfer of its assets to the Acquiring Fund, then the basis of the assets in the hands of the Acquiring Fund will equal the fair market value of such assets as of the Closing.

(3)    The Acquiring Fund’s holding period of the assets received from the Target Fund in the Reorganization will include the period during which the Target Fund held the assets pursuant to Section 1223(2) of the Code.

No opinion will be expressed (a) as to the effect of the Reorganization on the Target Fund, the Trust or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes under a mark-to-market system of accounting (i) at the end of a taxable year (or termination thereof) or (ii) on the transfer of any such asset or (b) as to any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Such opinion shall be based on customary assumptions, limitations and such representations as Morgan, Lewis & Bockius LLP may reasonably request, and the Target Fund and Acquiring Fund will cooperate to make and certify the accuracy of such representations. Such opinion may contain such assumptions and limitations as shall be appropriate to render the opinions expressed therein. Notwithstanding anything herein to the contrary, neither party may waive the condition set forth in this Subparagraph 6.3(d).

(e)    The Target Fund shall have delivered, or shall have caused to be delivered, such certificates or other documents as set forth in Paragraph 3.2.

(f)    The Target Fund shall have delivered, or shall have caused to be delivered, to the Trust a certificate as set forth in Paragraph 3.3.

(g)    The Acquiring Fund shall have issued and delivered to the Target Fund the confirmation as set forth in Paragraph 3.3.

(h)    Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

(i)    The registration statements under the 1933 Act and the 1940 Act with respect to the issuance of the Acquiring Fund Shares shall be effective and no-stop order with respect thereto or of any part thereof shall have been issued and be in effect, and no proceedings for that purpose shall have been instituted or are pending or threatened with respect thereto by any securities regulatory or other governmental authority (including, without limitation, the Commission).

(j)    The Acquiring Fund Shares shall have been approved for listing on the NYSE Arca, Inc. or other U.S. national securities exchange.

ARTICLE VII

LIABILITY

7.1.    Liability of the Trust. The Target Fund understands and agrees that the obligations of the Trust on behalf of the Acquiring Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of the Trust on behalf of the Trust personally, but bind only the Trust on behalf of the Acquiring Fund and the Acquiring Fund’s property. Moreover, no series of the Trust other than the Acquiring Fund shall be responsible for the obligations of the Trust hereunder, and all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder.

ARTICLE VIII

BROKERAGE FEES AND EXPENSES

8.1.    No Broker or Finder Fees. The Acquiring Fund and the Target Fund, represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the Reorganization, other than brokerage expenses (“Portfolio Brokerage Expenses”) incurred in connection with the liquidation of portfolio investments by the Target Fund and/or the WisdomTree Continuous Commodity Index Master Fund (the “Master Fund”) or the purchase of portfolio investments by the Acquiring Fund.

8.2.    Expenses of Reorganization. The expenses relating to the proposed Reorganization, whether or not consummated, which are incurred by the Target Fund and the Acquiring Fund, will be borne and paid by WisdomTree Asset Management, including without limitation, Portfolio Brokerage Expenses. The parties expressly agree and acknowledge that the Master Fund is an express third-party beneficiary of this Paragraph 8.2

ARTICLE IX

AMENDMENTS AND TERMINATION

9.1.    Amendments. This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the Target Fund or authorized officers of the Trust, on behalf of the Acquiring Fund; provided, however, that following receipt of the requisite consent of the Target Fund Shareholders to the transaction contemplated by this Agreement pursuant to Subparagraph 6.3(a) of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Target Fund Shareholders under this Agreement to the detriment of the Target Fund Shareholders without their further consent.

9.2.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Target Fund or resolution of the Board of Trustees of the Trust, on behalf of the Acquiring Fund, at any time prior to the Effective Time (including after approval of the Target Fund shareholders), if circumstances should develop that, in the opinion of the Target Fund, its Managing Owner or the Trust’s Board of Trustees, make proceeding with the Agreement inadvisable.

ARTICLE X

NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to the Target Fund:

WisdomTree Commodity Services, LLC

245 Park Avenue, 35th Floor

New York, New York 10167

Attn: Legal Department

If to the Trust:

WisdomTree Trust

245 Park Avenue, 35th Floor

New York, New York 10167

Attention: Legal Department

ARTICLE XI

MISCELLANEOUS

11.1.    Entire Agreement. The Trust, on behalf of the Acquiring Fund, and the Target Fund agree that they have not made any representation, warranty or covenant not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

11.2.    Survival. The representations and warranties set forth in Article V and covenants set forth in Article V of this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the Closing.

11.3.    Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.5.    Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6.    No Further Ownership Rights. From and after the Effective Time, all Target Fund Shareholders shall cease to have any rights as shareholders of the Target Fund other than the right to receive Acquiring Fund Shares pursuant to this Agreement. If, after the Effective Time, any certificates or book-entry shares formerly representing securities of the Target Fund are presented to the Acquiring Fund for any reason, such certificates or book-entry shares (as applicable) shall be cancelled and their holders shall be credited Acquiring Fund Shares as provided in this Agreement.

11.7.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

(See Next Page for Execution)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the 10th day of December, 2020.

WISDOMTREE TRUST ON BEHALF OF THE ACQUIRING FUND		WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

By:	/s/ Jonathan Steinberg	By:	/s/ Jeremy Schwartz
Name:	Jonathan Steinberg	Name:	Jeremy Schwartz
Title:	President	Title:	President

WISDOMTREE ASSET MANAGEMENT, INC. (Solely for purposes of Paragraphs 4.3 and 8.2)		WISDOMTREE COMMODITY SERVICES, LLC (Solely for purposes of Subparagraphs 4.1(j) and 4.1(m))

By:	/s/ Jonathan Steinberg	By:	/s/ Jeremy Schwartz
Name:	Jonathan Steinberg	Name:	Jeremy Schwartz
Title:	Chief Executive Officer	Title:	President